UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 21, 2015

Identiv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

39300 Civic Center Drive, Suite 140 Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 250-8888

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard: Transfer of Listing

On August 21, 2015, Identiv, Inc (the “Company”) received a notification from the Nasdaq Stock Market (“Nasdaq”) informing the Company that since it had not filed its Form 10-Q for the quarter ending June 30, 2015, and because it remains delinquent in filing the Company’s Form 10-Q for the quarter ending March 31, 2015, the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1). This notification was issued in accordance with standard Nasdaq procedures, and in connection with its previous notification to the Company dated May 21, 2015, which was previously disclosed by the Company in its press release dated May 22, 2015. Nasdaq’s notification has no immediate effect on the listing of the Company’s common stock, and the stock will continue to trade uninterrupted under its current trading symbol.

In response to the previous letter received from Nasdaq, Identiv has provided to Nasdaq detailed information outlining its plan to regain compliance with Listing Rule 5250(c)(1) and requesting an extension of time to file the required periodic reports. If its plan is approved by the Nasdaq staff, the Company may be eligible for a listing exception of up to 180 calendar days or until November 16, 2015 to regain compliance, and if it is not approved, the Company’s common stock would be subject to delisting by Nasdaq. The Company’s plan of compliance is currently under review by Nasdaq’s staff.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release, dated August 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identiv, Inc.

August 25, 2015	By:	/s/ Brian Nelson
Brian Nelson
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated August 25, 2015